                                                                    EXHIBIT 99.1



                             DISTRIBUTION AGREEMENT

                                     BETWEEN


                               CELSION CORPORATION

                                       AND


                          BOSTON SCIENTIFIC CORPORATION

                                TABLE OF CONTENTS

                                                                          Page


                                    ARTICLE I
                                   DEFINITIONS

SECTION 1.01         Certain Defined Terms.................................1
SECTION 1.02         Definitions...........................................5

                                   ARTICLE II
                           MARKETING AND DISTRIBUTION

SECTION 2.01         Grant of Rights.......................................6
SECTION 2.02         Performance...........................................6
SECTION 2.03         Competitive Products..................................6
SECTION 2.04         Exclusivity...........................................6
SECTION 2.05         Services Provided by BSC..............................7
SECTION 2.06         Training Advice and Assistance........................7
SECTION 2.07         Development Efforts...................................7
SECTION 2.08         Service Capability....................................7
SECTION 2.09         Manufacturing Costs...................................7

                                   ARTICLE III
                                 TERMS OF SUPPLY

SECTION 3.01         Supply Forecasts......................................8
SECTION 3.02         Orders................................................8
SECTION 3.03         Product Specifications; Packaging and Labeling........8
SECTION 3.04         Obligation to Supply..................................8
SECTION 3.05         Pricing and Payment...................................9
SECTION 3.06         Samples...............................................12
SECTION 3.07         Shipping..............................................12
SECTION 3.08         Acceptance............................................12
SECTION 3.09         Changes...............................................13
SECTION 3.10         Product Returns.......................................13

                                   ARTICLE IV
                       REGULATORY APPROVALS AND COMPLIANCE

SECTION 4.01         General...............................................13
SECTION 4.02         Data..................................................14
SECTION 4.03         Traceability Program..................................14
SECTION 4.04         Recalls...............................................14
SECTION 4.05         Notices...............................................15

SECTION 4.06         Compliance with Laws..................................15
SECTION 4.07         Manufacturing Requirements............................16
SECTION 4.08         BSC Inspection Rights.................................16
SECTION 4.09         Regulatory Audit......................................16
SECTION 4.10         Clinical Trials.......................................17
SECTION 4.11         Complaints............................................17

                                    ARTICLE V
                              INTELLECTUAL PROPERTY

SECTION 5.01         License...............................................17
SECTION 5.02         License to Sublicensed Technology.....................18
SECTION 5.03         Trademark License.....................................18
SECTION 5.04         Maintenance of Intellectual Property..................18
SECTION 5.05         Infringement of Owned Licensed Technology.............19
SECTION 5.06         Infringement of Sublicensed Technology................20
SECTION 5.07         License Fee; Escrow Amount............................20

                                   ARTICLE VI
                                 CONFIDENTIALITY

SECTION 6.01         Confidentiality.......................................21
SECTION 6.02         Release from Restrictions.............................21
SECTION 6.03         Public Announcements and Publications.................21

                                   ARTICLE VII
                         REPRESENTATIONS AND WARRANTIES

SECTION 7.01         Mutual Representations and Warranties.................22
SECTION 7.02         Celsion Representations and Warranties................23
SECTION 7.03         DISCLAIMER............................................23
SECTION 7.04         Celsion Indemnity.....................................24
SECTION 7.05         BSC Indemnity.........................................24
SECTION 7.06         SPECIAL DAMAGES.......................................24
SECTION 7.07         Celsion Insurance.....................................24
SECTION 7.08         Intellectual Property Infringements...................24
SECTION 7.09         Third Party Claims....................................25

                                  ARTICLE VIII
                              TERM AND TERMINATION

SECTION 8.01         Term..................................................25
SECTION 8.02         Extension.............................................25
SECTION 8.03         Termination...........................................26
SECTION 8.04         Effect of Termination.................................26
SECTION 8.05         Force Majeure.........................................27

                                   ARTICLE IX
                                  MISCELLANEOUS

SECTION 9.01         Expenses..............................................27
SECTION 9.02         Notices...............................................27
SECTION 9.03         Headings..............................................28
SECTION 9.04         Severability..........................................28
SECTION 9.05         Entire Agreement......................................29
SECTION 9.06         Further Action........................................29
SECTION 9.07         Assignment............................................29
SECTION 9.08         Amendment.............................................29
SECTION 9.09         Governing Law and Venue...............................29
SECTION 9.10         Counterparts..........................................29
SECTION 9.11         Waiver................................................30
SECTION 9.12         No Third Party Beneficiaries..........................30
SECTION 9.13         Independent Contractor................................30
SECTION 9.14         Specific Performance..................................30
SECTION 9.15         WAIVER OF JURY TRIAL..................................31

                             DISTRIBUTION AGREEMENT

        This DISTRIBUTION AGREEMENT is entered into as of January 21, 2003, by and between CELSION CORPORATION, a Delaware corporation having a principal place of business at 10220-I Old Columbia Road, Columbia, Maryland 21046 ("Celsion"), and BOSTON SCIENTIFIC CORPORATION, a Delaware corporation having a principal place of business at One Boston Scientific Place, Natick, Massachusetts 01760 ("BSC").

        WHEREAS, Celsion and BSC have entered into a certain Transaction Agreement, dated as of January 20, 2003 (the "Transaction Agreement"), pursuant to which BSC shall, on the terms and conditions contained therein, purchase shares of capital stock (the "Shares") of Celsion; and

        WHEREAS, to induce BSC to purchase the Shares, BSC and Celsion have agreed to enter into this Agreement.

        NOW, THEREFORE, in consideration of the premises and the mutual representations, agreements and covenants set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Celsion and BSC hereby agree as follows:

                                   ARTICLE I

                                   DEFINITIONS

        SECTION 1.01 Certain Defined Terms.

        As used in this Agreement, the following terms shall have the following meanings:

        "Act" means the United States Food, Drug and Cosmetic Act and similar Laws in foreign jurisdictions, all as may be amended from time to time.

        "Affiliate" means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person. For purposes of this definition, "control" (including the terms "controlled by" and "under common control with"), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly or as trustee, personal representative or executor, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee, personal representative or executor, by contract, credit arrangement or otherwise.

        "Average Fully Absorbed Costs" means the amount equal to the total cost of manufacturing the Control Units supplied to BSC, calculated on a monthly basis, including all direct, indirect and overhead expenses incurred by Celsion on a per unit basis (calculated by dividing such total amount of costs by the number of Control Units manufactured during such month) expressed in US dollars using the average rate of currency exchange reported by Bloomberg L.P. for such month.

        "BPH" means benign prostatic hyperplasia.

        "BPH 800" means the Microwave BPH 800 System, consisting of the Control Unit and the Catheter Kit.

        "Business Day" means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in Columbia, Maryland or Boston, Massachusetts.

        "Catheter Average Sales Price" means, for sales in the United States, the amount initially set by BSC which shall be reset each January 1st and July 1st to be equal to the total amount of gross sales of Catheter Kits for the preceding six month period (or such shorter period in the case of the first reset), less the amount equal to (i) trade and/or quantity discounts actually allowed, (ii) sales, value added or other excise taxes and import duties of a similar nature paid and invoiced to customers, (iii) amounts repaid or credited by reason of purchase chargebacks or rebates, and (iv) charges for freight, insurance, handling and transportation separately invoiced, on a per unit basis (calculated by dividing such total amount of gross sales by the number of Catheter Kits sold during such period).

        "Catheter Kit" means the single-use disposable components of the Product.

        "Commercially Reasonable Efforts" means (a) with respect to BSC's obligations under this Agreement, the level of efforts required to carry out such obligations in a sustained manner consistent with the efforts BSC devotes to a product of similar market potential, profit potential or strategic value resulting from its own research efforts, based on conditions then prevailing, and (b) with respect to Celsion's obligations under this Agreement, the level of efforts required to carry out such obligations in a sustained manner consistent with the efforts medical device companies devote to a product of similar market potential, profit potential or strategic value resulting from their own research efforts, based on conditions then prevailing.

        "Confidential Information" means all nonpublic proprietary information and materials (whether or not patentable), disclosed by Celsion or BSC (the "Disclosing Party" to the other (the "Receiving Party"), irrespective of the manner in which the Disclosing Party disclosed such information, in furtherance of this Agreement, including, but not limited to, substances, formulations, techniques, methodology, software, equipment, data, reports, correspondence, know-how, manufacturing documentation and sources of supply, as well as the existence of this Agreement.

        "Control Unit" means the reusable capital equipment component of the Product.

        "Copyrights" means copyrights in works of authorship of any type owned by or licensed to Celsion as of the date hereof and/or obtained during the term of this

Agreement, including mask works, computer software, programs and databases, registrations and applications for registrations thereof throughout the world, all rights therein provided by international treaties and conventions, all moral and common law rights thereto, and all other rights associated therewith.

        "Distribution Term" means the period of seven years commencing on the Launch Date.

        "Escrow Agreement" means the escrow agreement to be entered into by Celsion, BSC and an escrow agent mutually agreed by Celsion and BSC, substantially in the form of Exhibit A.

        "Excluded Markets" means China, Taiwan, Hong Kong, Macao, Mexico and Central and South America.

        "FDA" means the United States Food and Drug Administration, or any successor entity.

        "Foreign Regulatory Authority" means a Regulatory Authority other than the FDA.

        "Improvements" means any additions, developments, enhancements, updates and other changes in the Products or any components thereof, including any extensions of the label claims for any Products and any new designs for any Product.

        "Intellectual Property" means all intellectual property rights, including (i) United States and non-United States patents and patent applications, divisions, continuations, continuations-in-part, reissues or extensions thereof, (ii) trademarks, whether registered or unregistered and applications for registration thereof, (iii) copyrights, whether registered or unregistered and applications for registration thereof, and (iv) trade secrets, know-how, technology, proprietary information and data, including, without limitation, formulae, procedures, plans, methods, processes, specifications, models, protocols, techniques and experimentation, and design, testing and manufacturing data, and products, compositions and procedures.

        "Launch Date" means the date of the first shipment of the Product to BSC's customer or designated delivery point, as applicable, but in no event shall the Launch Date be later than the ninetieth (90th) day after Celsion (a) can demonstrate its ability to deliver the Products in the quantity and of the quality set forth in Article 3 and Section 4.07 of this Agreement and (b) has satisfied the requirements of Section 2.08 of this Agreement.

        "Law" means any United States or non-United States federal, national, supranational, state, provincial, local or similar statute, law, ordinance, regulation, rule, code, order, requirement or rule of law.

        "Owned Licensed Technology" means Licensed Technology owned by Celsion.

        "Patents" means all United States and non-United States patents and patent applications, divisions, continuations, continuations-in-part, reissues, or extensions thereof owned by or licensed to Celsion as of the date hereof and/or obtained during the term of this Agreement, including but not limited to those patents and applications relating to the Product set forth in Exhibit B.

        "Person" shall mean an individual, partnership, joint venture, corporation, limited liability company, trust, unincorporated organization or other entity.

        "Product" means BPH 800, any of its component products (including, without limitation, the Control Unit and the Catheter Kit) and all Improvements or substitutes for any of the foregoing.

        "Product Approvals" means, for any country or other jurisdiction in the Territory, those regulatory approvals required for importation, exportation, promotion, pricing, marketing and sale of the Products in such country or other jurisdiction.

        "Product Specifications" means, for a Product, the specifications and performance requirements set forth on Exhibit C attached hereto, as such specifications may be amended or supplemented from time to time in accordance herewith.

        "Proprietary Rights" means all proprietary rights and interests of every nature, whether now existing or hereafter arising, including Copyrights, Trademarks, Trade Secrets and Patents, in, to, related to or covering or incorporated into any Product, including those relating to their manufacture, sale, use or design.

        "Regulatory Authority" means any national, supra-national, regional, state or local regulatory agency, department, bureau, commission, council or other governmental entity.

        "Sublicensed Technology" means all Licensed Technology that is not Owned Licensed Technology but instead licensed to Celsion from another Person, including as scheduled in Exhibit D.

        "Territory" means worldwide other than in the Excluded Markets.

        "Trademarks" means the trademarks used with respect to the Product described on Exhibit E attached hereto, and any additional trademarks owned or controlled by Celsion that may be used from time to time with respect to the Products.

        "Trade Secrets" means trade secrets, know-how and other confidential or proprietary technical, business and other information owned by or licensed to Celsion as of the date hereof and/or obtained during the term of this Agreement, including manufacturing and production processes and techniques, research and development information, technology, drawings, specifications, designs, plans, proposals, scientific, clinical and technical data, financial, marketing and business data, pricing and cost information, business and marketing plans, customer and supplier lists and information, and all rights in any jurisdiction to limit the use or disclosure thereof.

        "Year" means the one-year period beginning on the first day of the Distribution Term and ending on the anniversary thereof, and each successive one-year period thereafter during the term of this Agreement.

        SECTION 1.02 Definitions.

        The following terms have the meanings set forth in the Sections set forth below:

         Definition                                         Location
         ----------                                         --------
         "Average Sales Price"............................  3.05(k)
         "BSC"............................................  Preamble
         "BSC Indemnified Parties"........................  7.04
         "Bundled Product"................................  3.03
         "Catheter Transfer Price"........................  3.05(b)
         "Celsion"........................................  Preamble
         "Celsion Indemnified Parties"....................  7.05
         "Control Unit Transfer Price"....................  3.05(a)
         "Disclosing Party"...............................  1.01 in definition of
                                                            "Confidential Information"
         "Escrow Amount"..................................  5.07(b)
         "GMP"............................................  4.07
         "Licensed Technology"............................  5.01
         "Loss"...........................................  7.04
         "*"(1)...........................................  5.07(b)
         "*"..............................................  5.07(b)
         "Proceeding".....................................  5.05(b)
         "Product Marks"..................................  5.03(c)
         "QSR"............................................  4.07
         "Receiving Party"................................  1.01 in definition of
                                                            "Confidential Information"
         "Shares".........................................  Recitals
         "Transaction Agreement"..........................  Recitals

-----------------

(1) *Material has been omitted and filed separately with the Commission.

                                   ARTICLE II
                           MARKETING AND DISTRIBUTION

        SECTION 2.01 Grant of Rights.

        Subject to the terms and conditions set forth in this Agreement, Celsion hereby grants to BSC the sole and exclusive right, license and privilege to market and distribute the Products within the Territory during the Distribution Term.

        SECTION 2.02 Performance.

        During the Distribution Term, BSC shall use Commercially Reasonable Efforts at its sole cost to market and distribute the Products within each country or jurisdiction in the Territory for which there are Product Approvals. BSC shall consult with Celsion with respect to business decisions concerning the marketing in the Territory of the Products, including the price, other terms, kitting practices and promotion thereof and BSC shall in good faith give due consideration to comments received from Celsion and will promptly provide Celsion with a copy of the final marketing plan as soon as it is available; provided, however, that all final business decisions regarding the marketing and distribution of the Products shall be within the sole discretion of BSC.

        SECTION 2.03 Competitive Products.

        BSC agrees that, during the Distribution Term, BSC shall not market, sell or otherwise distribute in the Territory any thermal therapy based product for treatment of BPH; provided, however, that if BSC has provided a notice of termination to Celsion under Section 8.03(a)(ii), then BSC will cease to be bound by this Section 2.03 during the last nine months of such 12-month notice period.

        SECTION 2.04 Exclusivity.

        Notwithstanding anything in this Agreement to the contrary, during the term of this Agreement, Celsion may not enter into any development, distribution, license or similar agreement with respect to the Product, the application of any of the Proprietary Rights or any thermal therapy based product for treatment of BPH with Persons, other than BSC, in the Territory; provided, however, that if BSC has provided a notice of termination to Celsion under Section 8.03(a)(ii), then Celsion will cease to be bound by this Section
2.04 during the last nine months of such 12-month notice period. Celsion may enter into such an agreement in any Excluded Market if such agreement (a) has a maximum term of five years or less and (b) provides Celsion with the right to terminate such agreement, in its sole discretion, either upon (i) advance notice of one year or less or (ii) failure to achieve performance-based milestones set forth in such agreement.

        SECTION 2.05 Services Provided by BSC.

        BSC shall be responsible for installing the Control Unit at its customers' sites, training its customers' staff to operate and use the Products and servicing the Control Unit on an on-going basis after the warranty period for such Control Units has expired.

        SECTION 2.06 Training Advice and Assistance.

        Celsion shall provide reasonable technical assistance, materials and training regarding the Products for BSC's representatives in order for BSC to provide the services set forth in Section 2.05 to assist BSC in marketing the Products, including such information as is necessary or appropriate for BSC to prepare such other manuals, promotional materials and warning labels deemed necessary or appropriate by BSC.

        SECTION 2.07 Development Efforts.

        During the term of this Agreement, Celsion shall use its Commercially Reasonable Efforts to initiate, pursue and advance (including, without limitation, through continuing research and development) the Products and the Proprietary Rights. Celsion shall keep BSC regularly informed of Celsion's development plans and manufacturing activities (including, without limitation, providing BSC with the right to review Celsion's development plans with respect to Products and Improvements on a quarterly basis), and shall consult with BSC in good faith regarding such plans and activities.

        SECTION 2.08 Service Capability.

        Prior to the Launch Date, Celsion shall establish internally, or enter into an outsourcing agreement for, a service capability to support any warranty claims with respect to the Control Units.

        SECTION 2.09 Manufacturing Costs.

        Within 24 months of the Launch Date, Celsion shall have reduced the total manufacturing costs of the Catheter Kits by * percent of the total manufacturing costs of the Catheter Kits incurred by Celsion as of the Launch Date.(2) If Celsion shall not have reduced such costs by * percent within 24 months of the Launch Date, the Catheter Transfer Price shall be reduced from * percent of the Catheter Average Sales Price to * percent of the Catheter Average Sales Price until Celsion reduces the total manufacturing costs of the Catheter Kits incurred by Celsion as of the Launch Date by * percent; provided that, if Celsion fails to reduce such cost by * percent within 36 months of the Launch Date, the

-----------------
(2)* Material has been omitted and filed separately with the Commission.

Catheter Transfer Price shall be reduced to * percent of the Catheter Average Sales Price until Celsion reduces such costs by * percent.(3)

                                  ARTICLE III

                                 TERMS OF SUPPLY

        SECTION 3.01 Supply Forecasts.

        During the Distribution Term, BSC shall provide to Celsion, on a monthly basis, a six-month forecast of expected orders of Products beginning with the month following the month in which the forecast is delivered. With the exception of the first month of the initial forecast delivered to Celsion, such forecasts shall not constitute binding orders.

        SECTION 3.02 Orders.

        All orders of Products shall be on BSC's standard form of purchase order used by BSC from time to time, and Celsion shall deliver the Products in accordance therewith. BSC may send an initial stocking order for a Product prior to receipt of FDA approval to market such Product; provided, however, that such initial stocking order shall not exceed BSC's forecast for the first three months of the Distribution Term. The provisions of this Agreement shall prevail over any inconsistent statements or additional statements or provisions, rights and obligations contained in any document related to this Agreement passing between the parties hereto including, but not limited to, any order, acknowledgment, confirmation or notice.

        SECTION 3.03 Product Specifications; Packaging and Labeling.

        All Products delivered by Celsion hereunder shall be in full compliance with the Product Specifications and shall be ready for use and operation by the end-user, including all packaging, labeling, instructions-for-use and sterilization as approved by BSC. Subject to all applicable Regulatory Authority requirements, all Products shall be labeled (including bar coding/UPN numbers) in accordance with the procedures specified from time to time by BSC, and BSC shall have final approval over all packaging and labeling for Products; provided, however, that the reasonable cost of implementing all requests for changes (other than changes required by Law) to the packaging and labeling of the Products subsequent to BSC's initial requests with respect to the packaging and labeling of the Products shall be borne by BSC. BSC maintains the right to overlabel Products as it deems necessary but shall not utilize Trademarks except in accordance with Article V, and shall provide Celsion with copies of any additional labels used by BSC. BSC may, at its option, include any Product as a component in any kit or collection of products (a "Bundled Product").

        SECTION 3.04 Obligation to Supply.

        (a) Celsion shall manufacture and supply Products to BSC in accordance with this Agreement and the related orders on the date specified for delivery in each order (which date shall not be

------------
(3)* Material has been omitted and filed separately with the Commission.

earlier than 30 days after the date of the order) or, if no such date is specified, within 30 days of receipt by Celsion of each order.

        (b) If Celsion fails to supply at least * percent of BSC's monthly orders for three consecutive months, then Celsion shall use its best efforts to remedy the problem or secure an alternative source of supply within an additional one month period, at no additional cost to BSC, and any such alternative source of supply shall be on terms substantially identical to, and no less favorable to BSC than, the terms of this Agreement.(4) If Celsion is unable to remedy the problem to BSC's satisfaction or secure an alternative source of supply acceptable to BSC within such one-month period after its initial failure to supply, then at BSC's request Celsion shall transfer manufacturing to another Person designated by BSC and provide BSC or such other Person with a license to use all Proprietary Rights necessary to manufacture the Products, at no additional cost to BSC or such other Person. In such event, Celsion agrees to use its best efforts to take, or cause to be taken all appropriate action, do or cause to be done all things necessary, proper or advisable and execute and deliver such documents and other papers, as may be required, for such transfer. For the purposes of this Section 3.04(b), Celsion shall not have failed to supply at least * percent of BSC's monthly order for any one month unless such failure results in BSC going into back-order during such month (i.e., results in BSC having insufficient stock of the Product to meet BSC's customer orders for such month).

        (c) If Celsion fails to deliver at least * percent of the required amount of Products for a consecutive 75 day period, the prices paid by BSC for Products delivered hereunder shall be reduced by ten percent until such failure has been cured for at least two consecutive months.

        (d) Celsion shall make available at least * Control Units in the first 18 months of the Distribution Term, unless BSC's forecasts during such 18-month period provide for a lesser number in which case, Celsion shall only be required to make available such lesser amount.

        SECTION 3.05 Pricing and Payment.

        (a) With respect to the Control Units, BSC shall pay Celsion, for sales in the United States, * percent of the amount equal to the product of (i) the result of (A) the monthly gross sales of Control Units by BSC and, if applicable, its sub-distributors, less the amount equal to (1) trade and/or quantity discounts actually allowed, (2) sales, value added or other excise taxes and import duties of a similar nature paid and invoiced to customers, (3) amounts repaid or credited

-----------------
(4)* Material has been omitted and filed separately with the Commission.

by reason of purchase chargebacks or rebates, and (4) charges for freight, insurance, handling and transportation separately invoiced, on a per unit basis (calculated by dividing such total amount of gross sales by the number of Control Units sold during such month), less (B) Average Fully Absorbed Costs (or as may be otherwise negotiated, the "Control Unit Transfer Price"), multiplied by (ii) the number of Control Units sold during such month. The Control Unit Transfer Price for sales outside the United States shall be negotiated by Celsion and BSC in good faith on a country by country basis.

        (b) With respect to Catheter Kits, BSC shall pay Celsion an amount equal to the product of (i) * percent of the Catheter Average Sales Price (or as may be otherwise negotiated, the "Catheter Transfer Price"), multiplied by (ii) the number of Catheter Kits sold per month.(5) If at any time, BSC's margin on the sale of Catheter Kits falls below * percent or the list price of the Catheter Kit is reduced to less than $*, Celsion and BSC shall immediately renegotiate in good faith the percentage of the Catheter Average Sales Price payable to Celsion. The Catheter Transfer Price for sales outside the United States shall be negotiated by Celsion and BSC in good faith on a country by country basis.

        (c) By the tenth (10th) Business Day of each month, BSC shall furnish to Celsion (i) a statement setting forth its gross sales of Control Units (by product number and customer) less insurance, shipping, taxes, discounts and rebates separately invoiced in the previous month, (ii) a statement setting forth the total number of Catheter Kits (by product number and customer) sold in the previous month, and (iii) a report certifying the inventory of unsold and "unplaced" Control Units and Catheter Kits as at the end of the previous month, together with a reconciliation of the opening inventory for such month, inventory movements by category (receipts, shipments, samples, returns, rejections and other categories to be mutually agreed upon by Celsion and BSC) and the closing inventory for such month.

        (d) By the fifteenth (15th) Business Day of each month, Celsion shall invoice BSC for all Control Units sold and shipped to BSC's customers (at the Control Unit Transfer Price) and all Catheter Kits shipped to BSC's designated delivery points (at the Catheter Kit Transfer Price), in each case during the previous month. BSC shall pay each invoice within 90 days after the date of such invoice. If payment is made within ten (10) Business Days after receipt of an invoice, BSC shall receive a two percent discount from the total price owed pursuant to such invoice.

        (e) Each of Celsion and BSC shall promptly notify the other of any disputed charges on any invoice or report, and the parties shall thereafter promptly cooperate with each other to resolve such dispute.

        (f) BSC's monthly gross revenues from the sale of Control Units and the Catheter Average Sales Price shall be calculated based on the management accounts of BSC maintained in accordance with United States generally accepted accounting principles consistently applied. BSC shall maintain accurate records and books of account sufficient to substantiate these calculations, including records of the quantities of Control Units and Catheter Kits sold. Upon reasonable notice to BSC, Celsion shall have the right to conduct

-----------
(5)* Material has been omitted and filed separately with the Commission.

an audit, (i) not more than once per Year, through its auditor, Stegman & Company (or, if such firm shall decline or is unable to act, such other accounting firm mutually acceptable to Celsion and BSC), of the calculation of BSC's monthly gross revenues from the sale of Control Units and the Catheter Average Sales Price, and to examine the records and books of account of BSC in connection therewith and (ii) not more than twice per Year, through an independent accounting firm, of the inventory and inventory reports and records of the Control Units and Catheter Kits. Celsion shall bear the full cost and expense of such audit, unless a discrepancy in excess of ten percent in favor of Celsion is discovered, in which event BSC shall bear the full cost and expense of such audit.

        (g) Average Fully Absorbed Costs shall be calculated based on the management accounts of Celsion maintained in accordance with United States generally accepted accounting principles consistently applied. Celsion shall maintain accurate records and books of account sufficient to substantiate this calculation, including records of the quantities of Control Units supplied. Upon reasonable notice to Celsion, BSC shall have the right to conduct an audit, not more than once per Year, through its auditor, Ernst & Young LLP (or, if such firm shall decline or is unable to act, such other accounting firm mutually acceptable to Celsion and BSC), of the calculation of Average Fully Absorbed Costs, and to examine the records and books of account of Celsion in connection therewith. BSC shall bear the full cost and expense of such audit, unless a discrepancy in excess of ten percent in favor of BSC is discovered, in which event Celsion shall bear the full cost and expense of such audit.

        (h) Prior to the launch of BPH 800, the parties shall consult with one another in good faith regarding the placement of Control Units (other than Control Units sold to customers) at customer sites and the terms and conditions thereof, including, without limitation, through any exchange, leasing, purchase or trial program; provided, however, that any Control Units (other than Control Units sold to customers) and the placement thereof, shall be at no cost to BSC.

        (i) With respect to Catheter Kits sold as part of a Bundled Product, the Catheter Transfer Price for each Catheter Kit shall be equal to the product of
(i) the sales price of the Bundled Product, multiplied by (ii) the quotient obtained by dividing the Catheter Average Sales Price (for the relevant six month period) by the sum of the stand-alone Average Sales Price for all products in the Bundled Product (for the corresponding six month period); provided, however, that if any product in the Bundled Product was not sold on a stand-alone basis in the relevant six month period, then the fair market value of the relevant product, as mutually determined by BSC and Celsion, shall be used in lieu of the Average Sales Price of that product.

        (j) With respect to Control Units sold as part of a Bundled Product, the Control Unit Transfer Price for each Control Unit shall be equal to the product of (i) the sales price of the Bundled Product, multiplied by (ii) the quotient obtained by dividing the Control Unit Transfer Price (for the relevant month) by the sum of the stand-alone Average Sales Price for all products in the Bundled Product (for the relevant month); provided, however, that if any product in the Bundled Product was not sold on a stand-alone basis in the relevant month, then the fair market value of the relevant product, as mutually determined by BSC and Celsion, shall be used in lieu of the Average Sales Price of that product.

        (k) For purposes of Sections 3.05(i) and (j), the "Average Sales Price" means the total amount of gross sales of a product for the relevant period, less the amount equal to (i) trade and/or quantity discounts actually allowed, (ii) sales, value added or other excise taxes and import duties of a similar nature paid and invoiced to customers, (iii) amounts repaid or credited by reason of purchase chargebacks or rebates, and (iv) charges for freight, insurance, handling and transportation separately invoiced, on a per unit basis (calculated by dividing such total amount of gross sales by the number of products sold during such period).

        (l) If, in the reasonable opinion of BSC, it becomes necessary for BSC to pay any Person, other than Celsion, royalties or license fees under any patent license by such Person to BSC existing as of the date hereof in respect of patents covering Products, Celsion shall reimburse BSC for all such royalties and fees, and BSC may, at its option, set off and deduct from payments due to Celsion pursuant to this Section 3.05, the royalties and fees paid by BSC. As of the date hereof, BSC represents and warrants to Celsion that it is not a party to any patent license under which BSC is required to pay any Person, other than Celsion, royalties or license fees in respect of patents covering Products, except as disclosed to Celsion by BSC in writing.

        SECTION 3.06 Samples.

        Upon BSC's request, Celsion shall provide to BSC, free of charge, such number of Catheter Kits in sterile, human-use form for use as samples, with such labeling as specified by BSC, and such number of Catheter Kits in non-sterile form and Control Units, for use in sales demonstrations and trade shows, as BSC may reasonably request; provided that no such Catheter Kits or Control Units are sold or otherwise distributed to BSC's customers; provided further that such Catheter Kits and Control Units shall not be included in the calculation of Catheter Average Sales Price and Control Unit Transfer Price, respectively.

        SECTION 3.07 Shipping.

        Celsion shall ship Products ordered by BSC hereunder in accordance with the orders therefor via common carrier selected by BSC, at Celsion's expense, FOB to BSC's customers for the Control Unit and to BSC's designated delivery point for the Catheter Kits. Risk of loss or damage shall pass to BSC only upon the arrival of the Products at such destinations.

        SECTION 3.08 Acceptance.

        (a) Each shipment of Products from Celsion to BSC shall contain such quality control certificates reasonably requested by BSC certifying that the Products are in conformity with the Product Specifications and all Product Approvals. Notwithstanding any prior inspection or payments, all Products shall be subject to final inspection and acceptance at BSC's designated destination point within 60 days after delivery. BSC shall notify Celsion within 60 days after delivery of any apparent defective material or workmanship or non-conformity of any Product to the Product Specifications, Product Approvals or order. If BSC fails to so notify Celsion, BSC shall be deemed to have accepted the Products; provided that the warranty set forth in Section 7.02(a) shall survive acceptance of the Product by BSC.

        (b) Without prejudice to any other right or remedy of BSC, in case any item is defective in material or workmanship, or otherwise not in conformity with the Product Specifications, Product Approvals or the requirements of BSC's order, BSC shall have the right to reject it. Any item that has been rejected must be replaced by and at the expense of Celsion promptly after notice. BSC shall not be required to pay for any rejected item, or its shipping costs or any other costs related thereto. BSC shall return all rejected Products to Celsion at Celsion's expense.

        SECTION 3.09 Changes.

        Celsion shall not make any changes to any Product (including its manufacturing process or labeling) or to the Product Specifications, unless approved by BSC in writing in advance, except to the extent required by Law. Celsion shall, to the extent possible, notify BSC not less than 30 days in advance of any change to the Product Specifications to be made as required by Law.

        SECTION 3.10 Product Returns.

        Celsion shall accept returns of any Product shipped by Celsion hereunder (and not resaleable to BSC's customers) if: (i) the request to return such Product is received within 90 days of invoice date (or, if later, the date that shipment is received); and (ii) the Product is returned in good condition and in its original packaging. Nothing express or implied in this Section 3.10 shall be deemed to modify or diminish the right of BSC to reject any Products in accordance with the provisions of Section 3.08.

                                   ARTICLE IV

                       REGULATORY APPROVALS AND COMPLIANCE

        SECTION 4.01 General.

        Celsion shall be responsible, at its expense, for obtaining, maintaining and complying with all regulatory requirements and approvals (including all Product Approvals) that Celsion and BSC mutually agree are necessary or useful to promote and sell the Products in the Territory and shall pursue all such requirements and approvals necessary and useful to promote and sell the Products in the Territory. Celsion shall promptly notify BSC and provide to BSC a copy or transcription, if available, of any communication from the

FDA and any Foreign Regulatory Authority relating to the Products, the marketing thereof or any related matter (including copies of all Product Approvals), whether inside or outside the Territory. Celsion shall consult with BSC in pursuing all regulatory requirements and approvals (including all Product Approvals), and shall permit BSC to review and comment upon Celsion's regulatory and clinical trial plans for the Territory. Unless the parties otherwise agree, all regulatory approvals shall be obtained in the name of Celsion. BSC may from time to time agree to assist Celsion in obtaining any regulatory approval (including any Product Approval) and if BSC so agrees, it shall use its Commercially Reasonable Efforts to obtain such regulatory approval; provided that Celsion shall reimburse BSC for all reasonable costs and expenses (including the cost of personnel occupied) in obtaining such regulatory approval.

        SECTION 4.02 Data.

        Celsion shall, to the extent permitted by Law, provide to BSC copies of its existing scientific, medical, technical and other data related to the Products to support BSC's marketing activities. Celsion shall update the data submissions it makes under this Section 4.02 and provide BSC with all new data promptly after the same is developed, assembled or comes to the attention of Celsion. Celsion shall also periodically (and in any event, no less frequently than once per calendar quarter) provide BSC with a written report summarizing the progress of all clinical trials with respect to any Product.

        SECTION 4.03 Traceability Program.

        BSC shall be responsible for maintaining medical device vigilance systems in the Territory as required of a distributor of products such as the Products by local regulations, and shall provide Celsion with reasonable access to such records. Each party shall inform the other promptly if it becomes aware of any medical complaint required to be reported to any regulatory authority in the Territory.

        SECTION 4.04 Recalls.

        (a) Notwithstanding anything in this Agreement to the contrary, BSC shall have the right to manage any recall within the Territory and the obligations of the parties in Sections 4.04(b) and (c) are subject to such right.

        (b) If, in the judgment of Celsion or BSC, any Product defect or any government action requires a recall of, or the issuance of an advisory letter regarding, any Product, either party may undertake such recall or issue such advisory letter after consultation with the other party. Each party shall notify the other party in a timely manner prior to making any recall or issuing any advisory letter. The parties shall endeavor to reach an agreement prior to making any recall or issuing any advisory letter regarding the manner, text and timing of any publicity to be given such matters in time to comply with any applicable legal or regulatory requirements, but such agreement shall not be a precondition to any action that either party deems necessary to protect users of the Products or to comply with any applicable governmental orders or mandates. The parties agree to provide reasonable assistance to one another in the event of any recall or issuance of any advisory letter. Celsion shall promptly pay or reimburse BSC for the reasonable costs of effecting such recall or issuing such advisory letter, including costs related to return of recalled Products and refunding to BSC the purchase price paid by BSC for recalled Products, including Products in BSC's inventory; provided, however, that to the extent such recall or the issuance of such advisory letter results from an act or omission of BSC, BSC shall be responsible for the costs of effecting such recall or issuing such advisory letter, including costs related to return of recalled Products, to the extent such recall or the issuance of such advisory letter results from the act or omission of BSC.

        (c) In the event of a recall of any Product, Celsion shall correct any deficiency relating to its manufacturing, packaging, testing, labeling, storing or handling of such Product, if applicable, and shall, at BSC's option, either, at its cost replace each unit of the Product recalled (including units held in inventory by BSC or its customers) with a corrected Product within a reasonable period of time, or refund the purchase price therefor. Celsion shall reimburse BSC for all costs and expenses (including shipping, quality control testing, notification and restocking costs) incurred by BSC as a result of any recall.

        SECTION 4.05 Notices.

        Each of Celsion or BSC shall notify the other immediately if it becomes aware of any issue with a Product, including its testing, manufacture, labeling, packaging or use, occurring within the Territory or outside of the Territory, including any issue relating to regulatory compliance, unusual or unexpected reactions or events, malfunctions, safety or efficacy of or attributable to any Product. Without limiting the generality of the foregoing, each of Celsion or BSC shall notify the other immediately if it becomes aware of any death or bodily injury caused by a Product (or suspected to be caused by a Product) or any malfunction of a Product occurring within the Territory or outside of the Territory.

        SECTION 4.06 Compliance with Laws.

        (a) Celsion shall comply with all applicable Laws pertaining to the testing, manufacture, labeling or packaging of the Products and in any other manner pertaining to the performance by Celsion of its obligations under this Agreement, including the maintenance of ongoing quality assurance and testing procedures to comply with applicable regulatory requirements. Without limiting the generality of the foregoing, Celsion shall (i) report to the FDA and every applicable Foreign Regulatory Authority within any relevant time periods all events that are required to be reported (including any death or serious bodily injury caused by a Product); and (ii) deliver, within the permitted time periods, all annual or other periodic reports required to be delivered to the FDA and every applicable Foreign Regulatory Authority.

        (b) Each of Celsion and BSC shall comply with all applicable Laws pertaining to its respective obligations under this Agreement with respect to the import, export, distribution, sales and marketing of the Products.

        SECTION 4.07 Manufacturing Requirements.

        (a) Celsion shall have all Products manufactured by a third party acceptable to BSC and on such terms and conditions acceptable to BSC.

        (b) All Products supplied to BSC under this Agreement shall be manufactured in accordance with (a) the Product Specifications, (b) applicable regulations relating to Good Manufacturing Practices and similar protocols required by the Act ("GMP"), quality system regulations of the FDA ("QSR"), including master device and lot history records, and ISO 9001 and EN 46001 requirements, (c) other pertinent rules and regulations of the FDA and any Foreign Regulatory Authorities in other applicable jurisdictions and (d) BSC's quality assurance requirements. Upon the request of BSC, Celsion shall provide BSC with written evidence of compliance with the criteria set forth in the preceding sentence. During the term of this Agreement, Celsion shall maintain or cause to be maintained registration of each facility in which any Product is manufactured as a certified medical device manufacturing facility and shall maintain such facility registration with all applicable Regulatory Authorities or cause such facility to be maintained such that the facility would comply with GMP and QSR.

        SECTION 4.08 BSC Inspection Rights.

        (a) BSC shall have the right to have its representatives present at the plants and production facilities relating to or used in connection with the manufacture of the Products during normal business hours to conduct an initial inspection and periodic inspections of such plants and facilities and the manufacturing procedures for compliance with GMP and QSR, the Product Specifications and BSC's quality assurance requirements and to inspect Celsion's inventory of Products, work-in-process, raw materials to be used for the Products, production records and such other matters as may be pertinent to proper quality assurance of the Products to be delivered hereunder. BSC agrees to give Celsion a minimum of two Business Days' prior notice of any such inspection. Celsion shall promptly use its best efforts to take such action as is required to correct any deficiencies identified by BSC relating to the production of any Product.

        (b) Celsion agrees to assist BSC in arranging visits and inspection of the plants or production facilities at which Celsion's vendors manufacture any component, material, sub-assembly or service for any Product. Celsion may not outsource manufacturing of any Product or any sub-components of any Product, or change any supplier, including engaging a new supplier or changing an existing supplier, for any component material, sub-assembly or service relating to any Product without the prior written consent of BSC (which consent shall not be unreasonably withheld).

        SECTION 4.09 Regulatory Audit.

        Celsion shall permit authorized representatives of any Regulatory Authority to inspect Celsion's plant and production facilities relating to or used in connection with the manufacture of the Products and shall promptly notify BSC when Celsion receives notice of any such inspection. Celsion shall advise BSC of the findings of any regulatory inspection and shall take the steps necessary to correct promptly any compliance deficiencies found by the Regulatory Authority relating to the manufacture of the Products. Celsion further agrees to use its best efforts to provide to BSC such documentation or conduct such analyses as BSC may reasonably request in connection with any regulatory submission or audit.

        SECTION 4.10 Clinical Trials.

        Celsion shall review with BSC the selection of clinical sites of any clinical trial to be conducted with respect to the Products. Celsion shall, at its own expense, be responsible for conducting and managing all clinical trial programs in the Territory necessary or desirable in order to fulfill Celsion's obligations under this Article IV.

        SECTION 4.11 Complaints.

        Celsion shall perform complaint evaluations in order to investigate the cause of any complaints with respect to any aspect of the Product or its performance and to determine any required corrective actions. BSC shall perform complaint evaluations to investigate the cause of any complaints with respect to the services provided by BSC pursuant to Section 2.05 and to determine any required corrective action. Celsion and BSC shall each maintain records of such investigations as required by GMP. Each party shall, within seven days from the time it receives a request from the other party, perform a complete investigation in response to any complaint including a root cause analysis, and formulate corrective action recommendations to address the issues raised by such complaint. Each party shall also maintain a cross reference system from its complaint handling system to the other party's complaint handling system. Celsion and BSC shall complete all corrective actions (including corrective actions requested by the other party), within 90 days of such corrective actions being identified or requested, as the case may be.

                                   ARTICLE V

                              INTELLECTUAL PROPERTY

        SECTION 5.01 License.

        Subject to the terms and conditions of this Agreement and, with respect to Sublicensed Technology, subject to limitations contained in the license agreements pursuant to which Celsion was granted rights in the Sublicensed Technologies, Celsion hereby grants BSC a royalty-free, exclusive, sub-licensable license under the Patents, Copyrights and Trade Secrets, including all Intellectual Property therein, solely to market, distribute, have distributed, import, export, use, sell and offer to sell Products in the Territory, subject only to Celsion's rights to distribute, have distributed and sell Products to BSC pursuant to the terms of this Agreement and to Celsion's rights under Section 2.04 with respect to Products to be distributed in an Excluded Market (the "Licensed Technology"). BSC shall not sub-license the rights or obligations granted pursuant to this Section 5.01 without providing prior written notice thereof to Celsion.

        SECTION 5.02 License to Sublicensed Technology.

        Celsion shall obtain, at its expense, all necessary consents and approvals to effectuate the licenses granted pursuant to Section 5.01 with respect to Licensed Technology that is in the form of Sublicensed Technology.

        SECTION 5.03 Trademark License.

        (a) Celsion hereby grants BSC a fully paid up, royalty-free, sub-licensable license to use the Trademarks solely in connection with the marketing, distribution, import, export, use, offer to sell and sale of the Products in the Territory during the term of this Agreement. Celsion shall take such actions as are reasonably required to maintain the Trademarks in effect, and shall inform BSC of any changes in or additions to the Trademarks. BSC acknowledges that Celsion is the owner of the Trademarks and agrees that BSC shall not at any time do, cause to be done, or permit any act or thing inconsistent with, contesting or in any way impairing or tending to impair such ownership. BSC agrees that all use of the Trademarks by BSC shall inure to the benefit of and be on behalf of Celsion and that nothing in this Agreement shall give BSC any right, title or interest in the Trademarks other than the right to use the Trademarks in accordance with this Agreement. BSC agrees that it will not challenge the title or ownership of Celsion to the Trademarks or attack or contest the validity of the Trademarks.

        (b) BSC shall not be obligated to use the Trademarks in connection with the marketing, distribution, import, export, use, offer to sell and sale of any Product; provided, however, that if BSC does not use a Trademark, then Celsion shall have the right to approve the product name and trademark(s) to be used with respect to the Products, which approval shall not be unreasonably withheld or delayed. Without limiting the foregoing, BSC shall be entitled to use its own trademarks in connection with the marketing, distribution, import, export, use, offer to sell and sale of Products. BSC shall provide to Celsion for review and comment copies of its promotional and marketing materials prior to their public release and shall reasonably consider all comments made by Celsion regarding the use of the Trademarks or the BSC product name and trademark(s) to be used with respect to the Products.

        (c) In the event that BSC requests Celsion to use any marks (not including the name "Boston Scientific Corporation", "BSC" or any marks related to such names or other marks used by BSC with respect to other products and/or services offered by BSC) solely and exclusively in connection with the promotion, marketing, sale or distribution of the Products (the "Product Marks"), Celsion shall comply with such request, and such Product Marks shall be owned by Celsion and included in the grant of license under Section 5.03(a) and
(b).

        SECTION 5.04 Maintenance of Intellectual Property.

        Celsion shall perform all filings, recordings and other acts, and pay all required fees and taxes, to maintain and protect its interest in each item of Licensed Technology. Celsion shall not permit any item of Owned Licensed Technology and shall use its Commercially Reasonable Efforts to not permit any item of Sublicensed Technology to become abandoned, dedicated to the public, disclaimed or to lapse without the prior written consent of BSC. Celsion shall not sell, assign or grant any security interest in or to any item of Owned Licensed Technology or Sublicensed Technology without the prior written consent of BSC, other than agreed pursuant to the arrangements referred to in Section 3.05(h).

        SECTION 5.05 Infringement of Owned Licensed Technology.

        (a) In the event that either party obtains knowledge of any actual or threatened infringement or misappropriation by another Person of any of the Owned Licensed Technology, such party shall notify the other party in writing promptly of such actual or threatened infringement or misappropriation and provide the other party with any available evidence of such actual or threatened infringement or misappropriation.

        (b) Celsion, at its expense, shall have the first right to commence, prosecute and settle or otherwise compromise any dispute, action, suit or proceeding ("Proceeding") involving or against any other Person believed to have infringed or misappropriated any Owned Licensed Technology. In the event that Celsion institutes a Proceeding in the Territory with respect to infringement or misappropriation, BSC shall have the right to join or intervene, at BSC's sole cost and expense, in such Proceeding. No settlement, consent judgment or other voluntary final disposition of any Proceeding brought pursuant to this Section 5.05(b) may be entered into by either party without the consent of the other party, which consent shall not be unreasonably withheld or delayed.

        (c) In the event Celsion does not institute a Proceeding to obtain a discontinuance of or remedy for any actual or threatened infringement or misappropriation of the Owned Licensed Technology (whether in or outside the Territory) within 60 days of the date of receipt by Celsion of a written demand from BSC, then BSC, may institute a Proceeding with respect to the actual or threatened infringement or misappropriation at BSC's sole cost and expense. If required by Law, Celsion shall permit any action under this Section 5.05(c) to be brought in its name, including being joined as party-plaintiffs.

        (d) In the event a party brings an infringement action pursuant to this
Section 5.05, the other party shall cooperate fully, including, if required to bring such action, the furnishing of a power of attorney.

        (e) With respect to any Proceeding instituted by Celsion under this
Section 5.05(b), any recovery shall first be applied in satisfaction of Celsion's out-of-pocket expenses and fees, including attorneys' fees and expenses, then Celsion shall be entitled to retain all punitive damages and the remainder shall be divided equally between Celsion and BSC; provided that, where recovery includes both punitive and compensatory damages, the satisfaction of Celsion's out-of-pocket expenses and fees shall be paid 50 percent from punitive damages and 50 percent from compensatory damages. With respect to any Proceeding instituted by BSC under Section 5.05(c), any recovery shall belong to BSC.

        SECTION 5.06 Infringement of Sublicensed Technology.

        In the event that any party obtains knowledge of any actual or threatened infringement or misappropriation by another Person of any of the Sublicensed Technology, such party shall notify the other party in writing promptly of such actual or threatened infringement or misappropriation and provide the other party with any available evidence of such actual or threatened infringement or misappropriation. Celsion shall use its Commercially Reasonable Efforts to obtain a discontinuance of or remedy for any actual or threatened infringement or misappropriation, including promptly informing the owner of the relevant Sublicensed Technology and working with such owner to obtain a discontinuance of or remedy for any actual or threatened infringement or misappropriation.

        SECTION 5.07 License Fee; Escrow Amount.

        (a) Within five Business Days following the Launch Date, BSC shall pay Celsion an amount equal to $* million by wire transfer of immediately available funds to an account designated by Celsion.(6)

        (b) Within five Business Days following the earlier of (i) the Launch Date and (ii) the commencement of any *, but in any event not before the date of receipt of FDA approval to market BPH 800, BSC shall deliver to an escrow account an amount equal to $* million (the "Escrow Amount") to be held in escrow pursuant to the Escrow Agreement, for a period of 36-months from the Launch Date, for payment of any * incurred by Celsion or BSC in connection with any * related to the * of third party * by the manufacture, use or sale of the Products ("*").

        (c) Unless otherwise mutually agreed by the parties or as directed by a final and nonappealable order, decree or judgment of a court of competent jurisdiction, in accordance with the terms of the Escrow Agreement, the Escrow Amount shall only be released (i) upon receipt by the escrow agent of a certification reflecting * (including a copy of the first page of any invoices), and (ii) on the last day of the 36-month period referred to in Section 5.07(b) on which date the remaining Escrow Amount plus any interest or earnings thereon shall be delivered to Celsion.

        (d) All * exceeding the Escrow Amount shall be borne by Celsion.


------------------
(6)* Material has been omitted and filed separately with the Commission.

                                   ARTICLE VI

                                 CONFIDENTIALITY

        SECTION 6.01 Confidentiality.

        During the term of this Agreement and for the period of five years thereafter, the Receiving Party shall maintain Confidential Information in confidence, and shall not disclose, divulge or otherwise communicate such Confidential Information to others, or use it for any purpose, except pursuant to, and in order to carry out, the terms and objectives of this Agreement. The Receiving Party hereby shall exercise every reasonable precaution to prevent and restrain the unauthorized disclosure of such Confidential Information by any of its directors, officers, employees, consultants, subcontractors, or agents. Upon termination of this Agreement, Celsion and BSC hereby shall return to the other, upon demand, all Confidential Information in its possession or, upon demand, to destroy such Confidential Information and provide a certificate to the other of such destruction.

        SECTION 6.02 Release from Restrictions.

        The provisions of Section 6.01 shall not apply to any Confidential Information disclosed hereunder that:

        (a) is lawfully disclosed to the Receiving Party by an independent, unaffiliated Person rightfully in possession of the Confidential Information and under no confidentiality or fiduciary obligation not to make disclosure;

        (b) becomes published or generally known to the public through no fault or omission on the part of the Receiving Party;

        (c) is developed independently by the Receiving Party without access to the Confidential Information of the Disclosing Party;

        (d) is legally required to be disclosed to the FDA; or

        (e) a Receiving Party is legally compelled to disclose; provided, however, that the Receiving Party shall provide prompt written notice of such requirement to the Disclosing Party so that the Disclosing Party may seek a protective order or other remedy or waive compliance with Section 6.01; and provided further that in the event that such protective order or other remedy is not obtained or the Disclosing Party waives compliance with Section 6.01, the Receiving Party shall be permitted to furnish only that portion of such Confidential Information that is legally required to be provided and the Receiving Party shall exercise its Commercially Reasonable Efforts to obtain assurances that confidential treatment shall be accorded such information.

        SECTION 6.03 Public Announcements and Publications.

        Except as required by Law or by the requirements of any securities exchange on which the securities of Celsion or BSC are listed, neither Celsion nor BSC shall make, or cause to be made, any press release or public announcement in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other, and Celsion and BSC shall cooperate as to the timing and contents of any such press release or public announcement.

                                  ARTICLE VII

                         REPRESENTATIONS AND WARRANTIES

        SECTION 7.01 Mutual Representations and Warranties.

        Each of Celsion and BSC hereby represents and warrants to the other as of the date hereof as follows:

        (a) the execution, delivery and performance of this Agreement by such party have been duly authorized by all necessary action on the part of such party;

        (b) this Agreement has been duly executed and delivered by such party and, assuming due authorization, execution and delivery by the other party, constitutes a legal, valid and binding obligation of such party, enforceable against such party in accordance with its terms, subject to (i) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and other laws relating to or affecting the rights of creditors generally (including, without limitation, fraudulent conveyance laws) and (ii) the exercise of judicial discretion in accordance with general principles of equity, regardless of whether such enforceability is considered in a proceeding at law or in equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance, or injunctive relief;

        (c) such party's execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby and thereby do not and will not (i) violate, conflict with or result in the breach of any provision of the certificate of incorporation or by-laws of such party, (ii) conflict with or violate any Law or governmental order applicable to such party or its assets, properties or businesses, or (iii) conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, or result in the creation of any encumbrance on any of its outstanding shares of common stock or preferred stock or any of the assets or properties of such party pursuant to, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which it is a party or by which any of such party's shares of common stock or preferred stock or any of the party's assets or properties is bound or affected; and

        (d) it is not a party to any litigation relating to, or that could reasonably be expected to affect, its ability to perform its obligations under this Agreement.

        SECTION 7.02 Celsion Representations and Warranties.

        Celsion hereby represents and warrants to BSC as of the date hereof and as of the date of each delivery of Product as follows:

        (a) all products supplied to BSC hereunder shall: (i) conform to the appropriate Product Specifications, (ii) with respect to the Control Unit, be free from defects in design, materials and workmanship for one year from the date of delivery to the end-user and, with respect to the Catheter Kit, be free from defects in design, materials and workmanship until the stated expiration date on each Catheter Kit, (iii) at all times be merchantable and fit for intended uses, and (iv) be free and clear of all liens and encumbrances, other than agreed pursuant to the arrangements referred to in Section 3.05(h);

        (b) the manufacture, use, import and sale of Products supplied to BSC under this Agreement do not infringe, misappropriate, dilute or otherwise violate the Intellectual Property of any Person;

        (c) the use of the Licensed Technology and Trademarks does not infringe, misappropriate, dilute or otherwise violate the Intellectual Property of any Person;

        (d) to Celsion's knowledge, after due inquiry, the Licensed Technology includes all of the Intellectual Property necessary to develop, manufacture, distribute, sell, use and export the Products;

        (e) the Licensed Technology and Trademarks are valid and enforceable and not subject to any outstanding consent, settlement, decree, order, injunction, judgment or ruling that would impair the validity or enforceability of any such Licensed Technology or Trademarks;

        (f) Celsion is the exclusive owner of the entire and unencumbered right, title and interest in and to the Owned Licensed Technology, and is entitled to use and license the Owned Licensed Technology and Sublicensed Technology subject only to the terms of license agreements with respect to the Sublicensed Technology and copies of all such license agreements have been provided to BSC;

        (g) Celsion has not granted any Person, other than BSC, a license to or under any of the Licensed Technology; and

        (h) no event has occurred with respect to Celsion which, if having occurred after the date hereof would allow termination of this Agreement by BSC pursuant to Section 8.03(c).

        SECTION 7.03 DISCLAIMER.

        EXCEPT AS EXPRESSLY PROVIDED HEREIN, NEITHER PARTY MAKES ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR ANY OTHER MATTER WITH RESPECT TO ANY FINAL PRODUCT, WHETHER USED ALONE OR COMBINED WITH OTHER DEVICES, OR OTHERWISE.

        SECTION 7.04 Celsion Indemnity.

        Celsion shall indemnify, defend and hold BSC and its Affiliates, officers, directors, employees, agents, successors and assigns (the "BSC Indemnified Parties") harmless from any and all suits, claims, actions, demands, liabilities, interest, awards, judgments, penalties, expenses, costs, damages or losses (including, without limitation, reasonable attorneys' fees and expenses) actually suffered or incurred (each, a "Loss") by any BSC Indemnified Party arising out of or resulting from:

        (a) the breach of any representation or warranty, covenant or agreement by Celsion contained in this Agreement; or

        (b) any alleged injury, illness and/or death of any Person resulting from any product supplied to BSC hereunder (except to the extent resulting from the performance by BSC of its obligations under Sections 2.02 and 2.05).

        SECTION 7.05 BSC Indemnity.

        BSC shall indemnify, defend and hold Celsion and its Affiliates, officers, directors, employees, agents, successors and assigns (the "Celsion Indemnified Parties") harmless from any and all Losses by any Celsion Indemnified Party arising out of or resulting from the breach of any representation or warranty, covenant or agreement by BSC contained in this Agreement or resulting from the performance by BSC of its obligations under Sections 2.02 and 2.05.

        SECTION 7.06 SPECIAL DAMAGES.

        IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR SPECIAL, INCIDENTAL, INDIRECT OR CONSEQUENTIAL DAMAGES ARISING OUT OF OR RELATED TO THIS AGREEMENT.

        SECTION 7.07 Celsion Insurance.

        Celsion shall maintain comprehensive general liability insurance, including products liability, with a minimum liability coverage limit of $1 million dollars per occurrence.

        SECTION 7.08 Intellectual Property Infringements.

        Notwithstanding anything in this Agreement to the contrary, in the event an Intellectual Property infringement or misappropriation suit is brought against BSC where BSC's marketing, use, sale, offer to sell, import, export and/or distribution of Products is alleged to be infringing or misappropriating any third party's Intellectual Property, BSC may retain its own counsel and defend itself in such action; provided, however, (a) BSC shall not enter into any settlement or consent agreement without the prior written consent of Celsion, which consent shall not be unreasonably withheld and (b) BSC shall be reimbursed, on a quarterly basis, for Losses incurred by BSC in connection therewith. In order to enable BSC to exercise its rights pursuant to the foregoing sentence, Celsion shall grant BSC access to any information that relates to or may be useful in connection with any such suit and prompt and immediate access on a priority basis to any relevant personnel of Celsion which personnel have useful or relevant knowledge of or have been involved in the handling of any such suit and to secure any cooperation of such personnel, including their cooperation with respect to access to documents, depositions (preparation for and the conduct of), verifications, affidavits and statements, signing of pleadings and responses to discovery requests, testimony or interviews in the course of or in relation to any such suit.

        SECTION 7.09 Third Party Claims.

        In the event that Celsion is conducting the defense with respect to Losses arising from claims of any third party which are subject to the indemnification provided for in Section 7.04, Celsion shall (a) consult with BSC in good faith with respect to the choice of counsel and with respect to all non-privileged aspects of the defense strategy and (b) not settle any such third party claim without the prior written consent of BSC, which consent shall not be unreasonably withheld, unless such settlement does not subject the Indemnified Party to any monetary liability and includes a complete, unconditional release of the Indemnified Party from all liabilities with respect to such claim or demand. Nothing contained in the foregoing sentence shall be construed as to release Celsion from its obligations under Section 7.04.

                                  ARTICLE VIII

                              TERM AND TERMINATION

        SECTION 8.01 Term.

        This Agreement shall take effect as of the date hereof and shall remain in full force and effect until the end of the Distribution Term, unless sooner terminated in accordance herewith.

        SECTION 8.02 Extension.

        The Distribution Term shall be automatically extended for additional successive one-year periods unless notice of non-extension is delivered by either Celsion or BSC to the other no later than 90 days prior to the expiration of the then-current term.

        SECTION 8.03 Termination.

        (a)     Subject to Section 8.05, this Agreement may be terminated:

        (i)     by mutual written consent of Celsion and BSC;

        (ii) during the Distribution Term, by BSC upon 12 months' written notice to Celsion;

        (iii) by BSC, if Celsion (i) files in any court pursuant to any Law in any country a petition in bankruptcy or insolvency or for reorganization or for an arrangement or for the appointment of a receiver or trustee of Celsion or of its assets, (ii) proposes a written agreement of composition for extension of its debts,
                (iii) is served with an involuntary petition against it, filed in any insolvency proceeding, and such petition shall not be dismissed within 60 days after filing thereof, (iv) is party to any dissolution or liquidation, or (v) makes a general assignment for the benefit of its creditors;

        (iv) by Celsion or BSC upon 60 days written notice to the other party in the event that the other party shall have materially breached any of its obligations, representations or warranties hereunder and shall not have cured such breach to the reasonable satisfaction of the other party prior to the expiration of such 60-day period. Without limiting the foregoing, failure by Celsion to supply at least 80 percent of BSC's monthly purchase orders for three consecutive months or for an aggregate of 120 days in any Year shall be deemed to be a material breach of an obligation by Celsion hereunder; provided, however, that for the purposes of this Section 8.03(a)(iv), Celsion shall not have failed to supply at least 80 percent of BSC's monthly order for any one month unless such failure results in BSC going into back-order during such month (i.e., results in BSC having insufficient stock of the Product to meet BSC's customer orders for such month).

        (b) This Agreement shall terminate automatically if the Transaction Agreement is terminated by either party for any reason.

        SECTION 8.04 Effect of Termination.

        Notwithstanding anything to the contrary contained herein, Celsion shall continue to comply with all of its duties and obligations hereunder necessary or appropriate, including Celsion's obligation to fill BSC's orders, to permit BSC to fulfill its obligations to deliver Products pursuant to customer orders outstanding at the time of such termination or expiration until such customer orders have expired and to sell or otherwise distribute all or any portion of BSC's inventory of Products. Termination of this Agreement shall not affect rights and obligations of either party that may have accrued prior to the effective date of termination or any obligation that by its nature or express terms survives termination. Without limiting the foregoing, the provisions of Articles VI, VII and IX shall survive any expiration or termination of this Agreement. At any time during the six months immediately following termination or expiration of this Agreement, BSC shall, in addition to its other rights hereunder, have the right to require Celsion to repurchase all or any portion of BSC's inventory of Products at cost and with the cost of shipping such inventory to Celsion to be borne by BSC.

        SECTION 8.05 Force Majeure.

        Subject to the last sentence of this Section 8.05, any delay in the performance of any of the duties or obligations of either Celsion or BSC hereunder (except for payment obligations) shall not be considered a breach of this Agreement and the time required for performance shall be extended for a period equal to the period of such delay, provided that such delay has been caused by or is the result of any of the following: acts of God; acts of the public enemy; insurrections; riots; embargoes; labor disputes, such as strikes, lockouts or boycotts; fires; explosions; floods; earthquakes; and mud slides, provided that any of such events must be (a) beyond the reasonable control of the party declaring a force majeure event and (b) not owing to the negligence or willful misconduct of the party declaring a force majeure event. The party declaring a force majeure event shall give prompt notice to the other party of such cause, and shall take whatever reasonable steps are necessary to relieve the effect of such cause as rapidly as possible. If the force majeure event continues for a consecutive 90-day period, the delay in the performance of any of the duties or obligations of the party declaring the force majeure event shall cease to be protected by this Section 8.05 and the other party may terminate this Agreement immediately upon notice to the party declaring the force majeure event.

                                   ARTICLE IX

                                  MISCELLANEOUS

        SECTION 9.01 Expenses.

        Except as otherwise specified in this Agreement, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such costs and expenses.

        SECTION 9.02 Notices.

        All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by an internationally recognized overnight courier service, by telecopy or registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this
Section 9.02):

                      (a) if to Celsion:

                      Celsion Corporation
                      10220-I Old Columbia Road
                      Columbia, Maryland  21046-1705
                      Attention: President and Chief Executive Officer Facsimile No: (410) 290-5394

                      with a copy to:

                      Venable, Baetjer and Howard, LLP
                      Two Hopkins Plaza, Suite 1800
                      Baltimore, Maryland 21201
                      Attention:  Michael J. Baader, Esq.
                      Facsimile No.:  (410) 244-7742

                      if to BSC:

                      Boston Scientific Corporation
                      One Boston Scientific Place
                      Natick, MA 01760-1537
                      Attention: John Pedersen, President Microvasive Urology Facsimile No: (508) 650-8956

                      with a copy to:

                      Boston Scientific Corporation
                      One Boston Scientific Place
                      Natick, MA 01760-1537
                      Attention: General Counsel
                      Facsimile No:  (508) 650-8956


        SECTION 9.03 Headings.

        The descriptive headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of the Agreement.

        SECTION 9.04 Severability.

        If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect for so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated by this Agreement are consummated as originally contemplated to the greatest extent possible.

        SECTION 9.05 Entire Agreement.

        This Agreement, together with the Transaction Agreement, constitute the entire agreement of the parties with respect to the subject matter thereof and supersede all prior agreements and undertakings, both written and oral, among the parties with respect to the subject matter thereof.

        SECTION 9.06 Further Action.

        Each of the parties hereto shall use reasonable best efforts to take, or cause to be taken, all appropriate action, do or cause to be done all things necessary, proper or advisable under applicable Law, and execute and deliver such documents and other papers, as may be required to carry out the provisions of this Agreement and consummate and make effective the transactions contemplated by this Agreement.

        SECTION 9.07 Assignment.

        This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigned. Neither party may assign this Agreement without the prior written consent of the other party, provided that BSC may assign its rights and obligations under this Agreement without the approval of Celsion to an Affiliate of BSC. No assignment by either party permitted hereunder shall relieve the applicable party of its obligations under this Agreement.

        SECTION 9.08 Amendment.

        This Agreement may not be amended or modified except (a) by an instrument in writing signed by, or on behalf of, BSC and Celsion or (b) by a waiver in accordance with Section 9.11.

        SECTION 9.09 Governing Law and Venue.

        This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware. The parties unconditionally and irrevocably agree and consent to the exclusive jurisdiction of the courts located in the State of Delaware and waive any objection with respect thereto, for the purpose of any action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, and further agree not to commence any such action, suit or proceeding except in any such court.

        SECTION 9.10 Counterparts.

        This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile shall be effective as delivery of a manually executed counterpart of this Agreement.

        SECTION 9.11 Waiver.

        Either party to this Agreement may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered by the other party pursuant hereto or (c) waive compliance with any of the agreements of the other party or conditions to such party's obligations contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party to be bound thereby. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. The failure of any party to assert any of its rights hereunder shall not constitute a waiver of any of such rights. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

        SECTION 9.12 No Third Party Beneficiaries.

        This Agreement shall be binding upon and inure solely to the benefit of the parties and their permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever.

        SECTION 9.13 Independent Contractor.

        In performing under this Agreement, each party shall be acting as an independent contractor and shall not be considered or deemed to be an agent, employee, joint venturer, or partner of the other party. Each party shall at all times maintain complete control over its personnel and operations. Neither party shall have, or shall represent that it has any power, right or authority to bind the other party to any obligation or liability, or to assume or create any obligation or liability on behalf of the other party.

        SECTION 9.14 Specific Performance.

        The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

        SECTION 9.15 WAIVER OF JURY TRIAL.

        EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH OF THE PARTIES HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTY HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.15.

        IN WITNESS WHEREOF, Celsion and BSC have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.


                                        CELSION CORPORATION


                                        By:  /s/ Daniel S. Reale
                                        -----------------------------------
                                        Name:  Daniel S. Reale
                                        Title:  Executive Vice President


                                        BOSTON SCIENTIFIC CORPORATION


                                        By:  /s/ Lawrence C. Best
                                        -----------------------------------
                                        Name:  Lawrence C. Best
                                        Title:  Chief Financial Officer

                                    EXHIBIT A

                                ESCROW AGREEMENT

                                    EXHIBIT B

                                     PATENTS

                                    EXHIBIT C

                             PRODUCT SPECIFICATIONS

                                    EXHIBIT D

                             SUBLICENSED TECHNOLOGY

                                    EXHIBIT E

                                   TRADEMARKS